Exhibit 99.1

           JAKKS Pacific Reports First Quarter 2003 Financial Results

           - First Quarter Revenue Increases 13.1% to $67.8 Million -

      MALIBU, Calif., April 22 /PRNewswire-FirstCall/ -- JAKKS Pacific, Inc. (Nasdaq: JAKK), a leading multi-brand company that designs and markets a broad range of toys and leisure products, today announced results for the three months ending March 31, 2003.

      First quarter net sales increased 13.1% to $67.8 million, compared to $59.9 million in the comparable period last year. Net income for the period increased to $6.0 million, or $0.24 per diluted share, compared to $2.2 million, or $0.11 per diluted share for the first quarter of last year. The Company had
24.9 million diluted shares outstanding in the first quarter of 2003, 23% more than the 20.2 million diluted shares outstanding in the first quarter of 2002. First quarter 2002 net income excluding one-time acquisition charges was $7.0 million, or $0.35 per diluted share.

      "We are encouraged by our first quarter's growth in sales and we believe we can still achieve our financial targets for the year, particularly, if there is an improvement in the overall economy and retail environment," said Jack Friedman, Chairman and Chief Executive Officer of JAKKS Pacific. "Our first quarter results demonstrate our ability to successfully integrate new product lines and expand our channels of distribution through recent acquisitions, Toymax(R) and Trendmasters(R), through newly licensed products, such as Dragon Ball Z(R) and through developing new proprietary products such as Tongue Tape(TM). We remain focused on a growth strategy to develop and acquire evergreen lines of products that provide retailers and consumers with the good value they have come to expect from us."

      "Overall, retailer and consumer response during the first quarter to our diversified product lines reinforces our belief that we are well-positioned in a difficult retail environment. Looking ahead, Go Fly a Kite(R), Funnoodle(R), The Storm(TM) and Pentech(R) lines should continue to provide strong sales for the spring, summer and back-to-school seasons," stated Stephen Berman, President and Chief Operating Officer of JAKKS Pacific. "We are also looking for growth from our new candy line of flavored tongue strips, Tongue Tape(TM), which continues to exceed our expectations with mass retailers, and we have begun to roll out the line in drug store chains, supermarkets and convenience stores. In addition, we are encouraged by initial results for our Flying Colors(R) line, including our branded activity toys for Nickelodeon(R), Dora the Explorer(TM) and SpongeBob SquarePants(TM), and expanded offerings of our Hello Kitty(R) products, just to name a few."

      Mr. Berman added, "We are seeing solid initial results from our new licenses for the Dragon Ball(R) franchise and Yu Yu Hakusho(R) and retailers are already looking forward to new introductions of these products. And, relative to our video game joint venture, we are encouraged by the initial feedback for our new video game Wrestlemania XIX, and other WWE(TM) wrestling titles slated for release later this year."

      Mr. Berman concluded, "Our financial position remains strong with $135.9 million of working capital, cash in excess of $71 million, or $2.97 per share, and net stockholder's equity of $362 million, or $14.97 per share. Given the strength of our balance sheet and $50 million bank line, we remain well positioned to continue to grow our business through strategic acquisitions and internal development that will further diversify our product offerings to our existing and new retail customers."

      Anyone interested will be able to listen to the teleconference, scheduled to begin at 8:30 a.m. EDT (5:30 a.m. PDT) on April 22, via the Internet at www.jakkspacific.com or www.CompanyBoardroom.com. These websites will host an archive of the teleconference for 30 days.

      A telephonic playback will be available from 11:30 a.m. EDT on April 22nd through 12:00 a.m. EDT on April 29. Calling 800-642-1687 or 706-645-9291 for
international callers, password "JAKKS Pacific," can access the playback.

      JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), and Go Fly a Kite(R). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

      This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

      For further information, please contact: Genna Goldberg of JAKKS Pacific, Inc., +1-310-455-6235; or John F. Mills of Integrated Corporate Relations, +1-562-256-7051, for JAKKS Pacific, Inc.

                                  Balance Sheet

                      JAKKS Pacific, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                     March 31,      December 31,
                                                        2003            2002
                                                   ------------     ------------
                                     ASSETS

Current assets:
  Cash and cash equivalents                        $ 71,751,308     $ 68,412,826
  Accounts receivable, net                           58,906,373       56,195,578
  Inventory, net                                     35,333,231       38,009,747
  Notes receivable - officers                                --        1,113,000
  Prepaid expenses and other current assets           9,091,154        8,616,160
  Deferred income taxes                               4,445,658        4,445,658
                                                   ------------     ------------
    Total current assets                            179,527,724      176,792,969

Property and equipment                               40,581,189       39,465,148
Less accumulated depreciation
 and amortization                                    26,743,325       24,639,593
  Property and equipment, net                        13,837,864       14,825,555

Goodwill, net                                       189,796,931      189,335,933
Trademarks & other assets, net                       20,087,284       19,736,847
Investment in joint venture                           2,982,979        8,118,645
                                                   ------------     ------------
    Total assets                                   $406,232,782     $408,809,949
                                                   ============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses            $ 37,311,777     $ 41,967,851
  Current portion of long term debt                      13,021           17,805
  Income taxes payable                                6,298,379        5,624,532
                                                   ------------     ------------
    Total current liabilities                        43,623,177       47,610,188

Long term debt, net of current portion                   60,126           59,683
Deferred income taxes                                   562,948          562,948
                                                        623,074          622,631
                                                   ------------     ------------
    Total liabilities                                44,246,251       48,232,819

Stockholders' equity:
  Common stock, $.001 par value                          24,586           24,473
  Additional paid-in capital                        239,771,908      240,101,458
  Treasury Stock, at cost - 412,000
   and nil shares, respectively                      (4,220,773)              --
  Retained earnings                                 126,410,810      120,451,199
                                                    361,986,531      360,577,130
                                                   ------------     ------------
    Total liabilities and
     stockholders' equity                          $406,232,782     $408,809,949
                                                   ============     ============

                                Income Statement

                      JAKKS Pacific, Inc. and Subsidiaries
                    First Quarter Earnings Announcement, 2003
                 Condensed Statements of Operations (Unaudited)

                                                   Three Months Ended March 31,
                                                      2003              2002
                                                   -----------      -----------

Net sales                                          $67,759,445      $59,895,490
Less cost of sales:
  Cost of goods                                     36,057,738       28,120,995
  Royalty expense                                    2,714,973        3,336,331
  Amortization of tools and molds                    1,544,270        1,968,313
  Cost of sales                                     40,316,981       33,425,639
                                                   -----------      -----------
    Gross profit                                    27,442,464       26,469,851
Direct selling expenses                              7,503,741        8,084,841
Selling, general and
 administrative expenses                            11,833,971        9,885,829
Acquisition shut-down and recall costs                      --        6,621,497
Depreciation and amortization                          601,178          458,251
    Income from operations                           7,503,574        1,419,433
Other (income) expense:
  Profit from Joint Venture                           (175,656)      (1,296,695)
  Interest, net                                       (162,363)        (268,595)
Income before provision for income taxes
 and minority interest                               7,841,593        2,984,723
Provision for income taxes                           1,881,982          805,875
Income before minority interest                      5,959,611        2,178,848
Minority interest                                           --           22,747
                                                   -----------      -----------
Net income                                         $ 5,959,611      $ 2,156,101
                                                   ===========      ===========
  Earnings per share - diluted                           $0.24            $0.11
  Shares used in earnings
   per share - diluted                              24,917,384       20,236,265